Exhibit 99.1

KULR Technology Group Reports First Quarter 2022 Financial Results

SAN DIEGO / GLOBENEWSWIRE / May 16, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today reported results for the first quarter ended March 31, 2022.

First Quarter 2022 and Recent Operational Highlights:

•	Selected by a multinational technology conglomerate to supply proprietary carbon fiber solution for core component in the sensing of electrical nerve signals to control navigation through virtual environments. This foundational partnership marks KULR’s entry into the Metaverse, where the Company believes it has additional opportunities to support this growing industry.
•	Secured a battery safety contract with NASA to test the Company’s lithium-ion cells for future battery packs designed for the Artemis Program, a series of US-led international human spaceflight programs. KULR is processing up to 10,000 lithium-ion cells per week as well as preparing for tests performed by NASA, the Department of Defense (“DoD”), and others performing manned flighted missions.
•	Awarded three additional contracts with DoD prime contractors to implement the Company’s carbon fiber cathode solution for high-power magnetic and other covert pulse weaponry initiatives.
•	Appointed former NASA Johnson Space Center senior leader Dr. William Walker as Director of Engineering. Dr. Walker will work with the Company’s engineering team on its next generation high-performance computing (“HPC”) and hypersonic vehicle thermal management initiatives.
•	Released a passive propagation resistant (“PPR”) solution in its KULR-Tech Safe Case product family for maritime lithium-ion battery safety. The PPR solution meets the upcoming United States Coast Guard’s new safety requirements for the passenger vessel industry and provides additional battery safety options for the cargo, fishing, and cruise verticals. The Company’s solution prevents cell to cell thermal runaway propagation as well as heat, fire, and explosion from exiting the KULR-Tech Safe Case enclosure.

Subsequent Events

On May 13, 2022, KULR entered into separate transactions for both a note and a standby equity purchase agreement, allowing the Company to access up to $55 million in additional capital for procuring battery cell supplies as well as other key materials. The Company is securing inventory allocations in anticipation of ongoing demand from its key end markets. In total, KULR expects to procure lithium-ion battery cells providing up to 500-megawatt hours (“MWh”) of energy capacity, enough to power approximately 40,000 homes using currently available domestic energy storage options. Within applications for the energy storage and e-mobility markets, the battery cell supplies would equate to a revenue opportunity of $250-$350 million. To further control supply chain and manufacturing costs and risks, the Company also intends to use these funds to bring much of its production capabilities to North America.

Additional details regarding the transactions can be found in the Company’s Form 8-K filing with the Securities and Exchange Commission.

Management Commentary

“In the first quarter we took demonstrable steps to support our current operations and future-proof our business in the face of ongoing supply chain challenges and mandated COVID-19 lockdowns in China,” said KULR CEO Michael Mo. “During the period we saw significant inventory buildup in China that delayed over $300,000 in revenues, which we expect to report in the coming quarter. In response to these challenges and potential roadblocks going forward, we’ve taken decisive action in solidifying our access to capital and procuring high-value and high-demand battery supplies. Over the coming year, we expect to procure battery cell supplies equaling up to 500 MWh of energy capacity to ensure we can continue to meet the outsized customer demand we are seeing. Longer term, we plan to consolidate many of our production activities to the U.S. as well.

“We are continuing to invest and focus on our core growth segments in energy storage, e-mobility and safe transportation of lithium-ion batteries with the full battery management lifecycle. As we further commercialize these areas, we will leverage our innovative R&D capabilities and products and also reference our partnerships in aerospace, defense, government and regulatory sectors.”

First Quarter 2022 Financial Results
Revenues: In the first quarter ended March 31, 2022, revenue decreased to $200,000 from $418,000 reported in the same year-ago period. The decrease in revenue was primarily due to decreased product revenue caused by mandated COVID-19 lockdowns in China, which impacted the Company’s ability to ship finished goods. Lockdown protocols were alleviated in early second quarter of 2022, allowing these products to ship and the Company booked revenue of $325,000 related to the affected sales in Q2 of 2022.

Cash: As of March 31, 2022, the Company had $10.1 million of cash compared to $6.2 million in the same year ago period.

Gross Margins: Gross margin was 39% in the quarter ended March 31, 2022, compared to 34% in the same year ago period.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $3.5 million in the first quarter of 2022 from $1.5 million in the same year-ago period. The increase in SG&A expenses was due to stock-based compensation issued to employees and consultants, labor costs, and general sales and marketing activities.

R&D expenses: R&D expenses in the first quarter of 2022 increased to $721,000 from $123,000 in the same period last year. The increase was due to increases in new engineering hires, investments in manufacturing automation, new product developments, and research in high-areal capacity battery electrodes and solid-state electrolyte.

Operating Loss: Loss from operations was $4.2 million for the first quarter of 2022, compared to $1.5 million from the same period last year. The increased operating loss was driven by higher SG&A and R&D costs combined with a year-over-year gross profit decrease of 46%, as a result of impacted product revenue caused by COVID-19 lockdowns in China.

Net Loss: Net loss for the first quarter of 2022 increased to $4.1 million, or a loss of $0.04 per share, compared to a net loss of $1.7 million, or a loss of $0.02 per share from the same period last year.

Conference Call
The Company has scheduled a conference call for Monday, May 16th, 2022, at 4:30 pm ET to discuss these results. Michael Mo, KULR’s CEO; Keith Cochran, President & COO, and Simon Westbrook, CFO, will provide a business update for the Company followed by a question-and-answer period.

To access the call:
Dial-In Number: 1-857-232-0157
Access Code: 422095

Please call the conference telephone number 10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be available for replay here and via the Investor Relations section of KULR’s website.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Relations:
Annika Harper
The Antenna Group
KULR@antennagroup.com

Investor Relations:
Tom Colton or Matt Glover
Gateway Investor Relations
Main: (949) 574-3860
KULR@gatewayir.com